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Exhibit 8.01

Significant Subsidiaries

Name	Jurisdiction of Incorporation	Other names under which entity operates
Agnico-Eagle Sweden AB (holding company)	Sweden	None
Riddhyttan Resources AB	Sweden	None
Riddarhythan Resources AB	Finland	None

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Significant Subsidiaries